Exhibit 10.3

June 22, 2020

Joseph Euteneuer

c/o Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245

Dear Joe,

This letter (“Letter Agreement”) memorializes our discussions with respect to your upcoming separation of employment (the “Separation”) with Mattel, Inc. (the “Company”) the later of (i) the day of, and after the filing of, the Company’s Form 10-Q for the second quarter of fiscal year 2020, or (ii) your anticipated termination date, August 3, 2020 (the “Termination Date”), including with respect to your employment through the Termination Date and with respect to the application of certain terms of the Mattel, Inc. Executive Severance Plan B (the “Plan”) and the participation letter relating to the Plan, dated September 25, 2017, between you and the Company (the “Participation Letter”). This Letter Agreement also serves as notice of termination pursuant to Section 15 of the Plan; and, you specifically agree and acknowledge to waive the requirement in Section 2(f) that the Termination Date be no more than fifteen (15) days after the actual receipt of the notice of termination. This Letter Agreement, the Plan, and the Participation Letter constitute the full understanding of you and the Company with respect to the Separation and your entitlement to severance pay or benefits from the Company and its affiliates.

Service through the Termination Date. At this time, it is expected that you will remain in your role as the Company’s Chief Financial Officer, reporting to the Chief Executive Officer through the Termination Date (such period of time, the “Transition Period”). We provide this information so that you and the Company can work towards a smooth transition; however, you acknowledge and agree that: (i) the Plan and your Participation Letter remain in full effect through your Termination Date; (ii) nothing in this Letter Agreement alters or changes the at-will employment relationship that exists between you and the Company; and (iii) the length of the Transition Period is subject to change as determined by the Company.

Resignation from All Positions. You agree to tender your resignation from any and all positions you occupy as an officer of the Company or of any direct or indirect subsidiary of the Company no later than the Termination Date by signing the resignation letter in the form of Exhibit A to this Letter Agreement and returning it to me.

Severance Payments and Benefits under the Plan. For purposes of the Plan, the Separation is currently deemed a “Covered Termination” (as defined in Section 2(e) of the Plan). This will remain the case unless you commit an act that constitutes grounds for termination for Cause (as defined in the Plan) between the date you sign the agreement and the Termination Date. Accordingly, in connection with the Separation, you will be entitled to the severance payments and benefits set forth in Section 3(b) (the “Severance Benefits”), so long as: (i) your employment is not terminated for any reason other than a Covered Termination (for the avoidance of doubt, if you resign without good reason prior to the end of the Transition Period or if your employment is terminated for Cause (as defined in the Plan) you will not be eligible to receive the Severance Benefits under the Plan); (ii) following the Termination Date, you execute a release in substantially the form attached as Exhibit A to the Participation Letter (the “Release”); (iii) the executed Release becomes irrevocable within 55 days of the Termination Date; and (iv) you comply with the covenants set forth in Section 7 of the Plan. You agree and acknowledge that the Plan, your Participation Letter, the Release, and the Compensation Recovery Policy (effective September 25, 2017) remain in full effect and that this Letter Agreement shall not interfere with or restrict the right of the Company to discharge you for Cause (as defined in the Plan) and you acknowledge and agree that if your employment terminates for any reason other than a Covered Termination, you will not be eligible to receive the Severance Benefits under the Plan. The Termination Date shall be the “Date of Termination” for all purposes of the Plan.

Full Agreement. This Letter Agreement, the Plan, the Participation Letter, the Release, the Compensation Recovery Policy, and the 2017 Employee Confidentiality and Inventions Agreement, dated September 26, 2017, by and between you and the Company (collectively, the “Agreements”) constitute the full understanding of you and the Company with respect to the Separation. Without limiting the generality of the foregoing, you expressly acknowledge and agree that except as specifically set forth in the Agreements, you are not entitled to receive any severance pay or benefits from the Company and its affiliates.

Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The dispute resolution provisions of the Plan shall apply to this Letter Agreement.

Miscellaneous. This Letter Agreement may be amended, modified or changed only by a written instrument executed by you and the Company. The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

You have been and remain a valuable part of the business. We are counting on your help through this transition. Please feel free to reach out to Amy Thompson with any questions.

Sincerely,

Mattel, Inc.

By:	/s/ Ynon Kreiz
Ynon Kreiz
Chief Executive Officer

Acknowledged and Agreed: /s/ Joseph Euteneuer
Joseph Euteneuer

Exhibit A

Date:

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245

Re:    Resignation from director and/or officer positions with Mattel and its subsidiaries

Ladies and Gentlemen:

I hereby resign from any position I occupy as an officer of Mattel, Inc. and/or as a director or officer of any direct or indirect subsidiary of Mattel, Inc., effective as of the Termination Date.

Very truly yours,

Signature:

Name: